Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2015 (except for the matters noted in Note 11, as to which the date is April 24, 2015, and except for the effects of the stock split as described in Note 2 and Note 3, as to which the date is June 19, 2015) relating to the financial statements of Ritter Pharmaceuticals, Inc., (which report includes an explanatory paragraph relating to the uncertainty of the Company's ability to continue as a going concern).

/s/ Mayer Hoffman McCann P.C.

Orange County, California

October 30, 2015